Exhibit 10.13

Addendum

To

Employment Agreement

This Addendum is effective October 4, 2005 (“Addendum”) and modifies the Employment Agreement (“Agreement”) entered into effective June 2, 2005 between Lawson Software, Inc., a Delaware corporation (“Company”) and Harry Debes (“Employee”), pursuant to Section 7.7 of the Agreement.  Capitalized terms not otherwise defined in this Addendum have the same respective meaning as defined in the Agreement.  The sections of the Agreement that are not expressly modified by this Addendum shall remain in effect pursuant to their terms.

Section 3.7 of the Agreement is replaced in its entirety with the following new Section 3.7:

3.7           Relocation Expenses.  Company shall reimburse Employee for reasonable and customary relocation expenses, including, but not limited to, temporary housing in the St. Paul/Minneapolis area until sixty days following the closing of the Lawson/Intentia Transaction.  The Company shall pay associated closing costs upon the purchase by Employee of a residence in St. Paul/Minneapolis.  If the Employee sells his residence in Denver on or before December 31, 2006, the Company shall pay real estate commissions and closing costs associated with Employee’s sale of existing residence.  The Company shall pay the costs of packing, loading, transporting, storing (as required) and unloading of Employee’s existing personal property from present residence to new residence.  If Employee has purchased a new residence in the St. Paul/Minneapolis area (the “St. Paul/Minneapolis Residence”) but has not sold his Denver residence and the Company terminates Employee’s employment on or before December 31, 2006, then the following shall apply:  (i) Employee shall use reasonable efforts to promptly sell Employee’s St. Paul/Minneapolis Residence and (ii) if the net sales proceeds (less selling and closing costs) of the St. Paul/Minneapolis Residence are less than Employee’s purchase price paid for that residence (a “Loss”), the Company shall promptly reimburse Employee for the amount of that Loss.  The Company’s obligation under this Section shall not exceed $150,000.00.  Such reimbursements shall be made by Company on a timely basis upon submission by Employee of receipts evidencing such expenses.

IN WITNESS WHEREOF, the parties hereto have executed this Addendum as of the date first above written.

Lawson Software, Inc.

By	/s/ H. Richard Lawson
H. Richard Lawson,
Chairman

/s/ Harry Debes
Harry Debes

This Addendum is effective June 1, 2006 (“Addendum”) and modifies the Employment Agreement, as amended (“Agreement”) entered into effective June 2, 2005 between Lawson Software, Inc., a Delaware corporation (now known as Lawson Software Americas, Inc.) (“Company”) and Harry Debes (“Employee”), pursuant to Section 7.7 of the Agreement.  Capitalized terms not otherwise defined in this Addendum have the same respective meaning as defined in the Agreement.  The sections of the Agreement that are not expressly modified by this Addendum shall remain in effect pursuant to their terms.

Section 3.9 of the Agreement is deleted in its entirety and replaced with the following new Section 3.9:

3.9             Tier 1 Change in Control Severance Pay Plan Is Applicable to Employee.  The Lawson Software, Inc. Executive Change in Control Severance Pay Plan for Tier 1 Executives (first adopted on January 17, 2005) will apply to Employee on and after June 1, 2006 (the “Tier 1 CIC Plan”).  As stated in the Tier 1 CIC Plan, any severance payments under the Tier 1 CIC Plan will be reduced by the amount of any severance payments under this Agreement.

This Addendum may be signed in counterpart and by fax, and is effective June 1, 2006.

Lawson Software, Inc.		Lawson Software Americas, Inc.

By	/s/ David R. Hubers	By	/s/
	David R. Hubers,	Title
Compensation Committee Chair

/s/ Harry Debes
Harry Debes